Exhibit 10.1

ASSET SALE AND PURCHASE AGREEMENT

This Asset Sale and Purchase Agreement (“Agreement”) is made as of May 23, 2025, by and between EHAVE INC., an Ontario corporation (“Company” or “Buyer”); and KLIZOS VENTURES INC., a company organized and existing under the laws of Delaware (“Seller”).

RECITALS

A.	Seller is the owner of certain assets including intellectual property (the “Assets”, as further defined below); and

B.	Seller desires to sell, and Buyer desires to buy, the Assets.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises exchanged herein, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

PURCHASE OF ASSETS

1.1. Sale and Purchase of Assets. On the Closing Date, Seller shall sell, assign, transfer, and convey to Buyer or its wholly owned subsidiary, and Buyer shall purchase and accept from Seller, on the terms and conditions set forth in this Agreement, all of Seller’s right, title, and interest in and to the Assets of Seller, specifically excluding therefrom all assets of Seller identified in Section 1.3:

(a) Tangible assets. Buyer shall acquire the inventory items set forth on Exhibit “A”, attached hereto, and all documentation relating to any such assets.

(b) Trademarks. All trademarks, trade names, service marks, and other protected or protectable marks or names utilized at any time by Seller, and all marketing material and proofs or other samples of such trademarks related thereto.

(c) Data, Records, and Assets Information and Intelligence. All lists, records, data, information from past work, and other information of or pertaining to customers, prospects, vendors or suppliers; all marketing plans and strategies; all research, reports and other business intelligence relating to the Assets; and all records of any kind relating to the Assets.

(d) Intellectual Property. All rights to licenses and license applications, all ideas, concepts, plans, proposals, strategies, methods, systems, processes, techniques, know-how, knowledge, inventions (patentable or unpatentable) and other trade secrets or intellectual property belonging to or developed by Seller in relation to the Assets, whether or not reduced to a readable or tangible form or medium, and all programs, manuals, documents, papers, reports, or other information representing or relating to any such intellectual property.

(e) Contract Assignments. All assignable contracts, agreements, arrangements, orders, and commitments related to the assets and identified on Schedule 1.1(e) (the “Assigned Contracts”), and any documents, proposals, correspondence, working papers, or other items related in any way to the Assigned Contracts. Buyer reserves the right to reject any contract after review of the contract and prior to its assignment.

(f) Software. All assignable software, copies thereof, software licenses, and associated manuals and documentation, relating to the Assets, and, as against Seller, the sole right to use said software for any purpose relating to the Assets.

(g) Communications. Seller’s domain name; accounts with respect to any social media or other online presence and all content thereof; and all telephone and fax numbers relating to the Assets.

(h) Other Intangibles. All of Seller’s goodwill relating to the Assets.

(i) Miscellaneous Assets. Included in the above-described sale and purchase of assets are all other assets of Sellers, tangible or intangible, which are used or usable for the full enjoyment and utilization of the assets more particularly described above, including but not limited to passwords and security codes. Other than those assets that are specifically excluded as set forth on Schedule 1.3, no other assets, and no liabilities of any nature whatsoever, are acquired or transferred hereby.

1.2. Consideration. In consideration for the acquisition of the Assets the Buyer shall issue to the Seller a number of shares of new class of Preferred Stock (the “Preferred Stock”). The Preferred Stock will have a face value of $2,700,000 convertible into shares of the Common Stock (the “Common Stock”) of the Company at the conversion rate stated in the designation of the Preferred Stock attached hereto as Exhibit B1 and 100,000,000 (One Hundred Million) shares of Common Stock (the shares of Preferred Stock and Common Stock to be issued being the “Purchase Price”). All shares of Preferred Stock and Common Stock to be issued pursuant to the transactions contemplated hereby shall be “restricted securities,” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

1.3. Excluded Assets. Specifically excluded from the Assets to be sold and purchased are those items set forth on Schedule 1.3.

1.4. Technology Licensing and Platform Tools. Seller has developed certain internal tools, libraries, and automation utilities that support or enhance the functionality of the AIHeadHunter platform, including but not limited to browser extensions, enrichment scripts, background data processing components, and code modules that interact with third-party platforms (the “Tools”).

1 The issuance of the Preferred Stock is subject to the amendment of the articles of incorporation of the Buyer following the affirmative vote of the shareholders of Buyer approving such amendment. Buyer undertakes to use all reaonsable commercial effort to get shareholder approval and file the amendment following the execution of this Agreement.

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(a) Buyer shall receive a perpetual, non-exclusive, royalty-free license to use, modify, and maintain these tools solely in connection with the AIHeadHunter platform. Seller retains all right, title, and interest in such components and reserves the right to reuse, rebrand, relicense, or integrate them into other products, platforms, or services, whether existing or developed in the future. The Tools subject hereto are set forth on Schedule 1.4.

(b) Buyer acknowledges that certain components, including the ProfindAI browser extension and related utilities that interact with publicly available third-party data (such as LinkedIn), may be subject to the terms of use, policies, or limitations of those third-party platforms. Seller makes no representation or warranty as to the compliance of such components with those third-party terms, and Buyer assumes full responsibility for any use, deployment, or distribution of such components under the AIHeadHunter brand or otherwise.The Seller shall license to the Company on a non-exclusive, perpetual, royalty-free basis solely for use in connection with the Acquired Assets the items

1.5. Assumption of Liabilities. Buyer does not assume any liabilities or obligations whatsoever of Seller, its shareholders, directors, officers, employees, agents, successors, or assigns, whether fixed or contingent, past, present, or future, known or unknown, liquidated or unliquidated, due or to become due, direct or indirect (collectively, the “Excluded Liabilities”). Seller agrees to pay all Excluded Liabilities promptly and in full to the extent that any liability constitutes an encumbrance on any of the Assets, and shall provide written confirmation of such payment to Buyer within 5 business days of payment. Seller shall defend, indemnify, and hold Buyer harmless from and against any and all claims, liabilities, or obligations of any nature arising from the acts or omissions of Seller, its shareholders, directors, officers, employees, agents, successors, or assigns, whether arising prior to or subsequent to the signing of this Agreement, except to the extent expressly assumed by Buyer. The indemnification covenant stated in this paragraph shall survive the expiration or termination of this Agreement for any reason.

1.6. Earn Out. Seller will earn up to $7,000,000 in additional shares of Preferred Stock as set forth below:

(a) Milestone 1: Platform is fully launched and has at least ten (10) paying customer Payout: $250,000 in Preferred Stock

(b) Milestone 2: Platform reaches $1,000,000 in cumulative gross revenue signs a strategic partnership with a major platform Payout: $500,000 in Preferred Stock

(c) Milestone 3: Platform reaches $3,000,000 in cumulative gross revenue Payout: $1,250,000 in Preferred Stock

(d) Milestone 4: Platform reaches $5,000,000 in cumulative gross revenue Payout: $1,750,000 in Preferred Stock

(e) Milestone 5: Platform reaches $7,500,000 in cumulative gross revenue Payout: $3,250,000 in Preferred stock

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ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller. Seller warrants and represents to Buyer as follows:

(a) The Seller is duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, to enter into and perform this Agreement and to consummate all of the transactions contemplated hereby.

(a) The officers of Seller are authorized to execute and deliver this Agreement and any and all documents contemplated hereby. Except as set forth on Schedule 2.1(B), no consents or waivers are required to be given by governmental authorities, parties to an Assigned Contract, or other persons to permit the performance of this Agreement or to permit the lawful transfer of the Assets under this Agreement.

(b) There are no lawsuits, actions, proceedings, investigations, or inquiries before any federal, state or local court, administrative agency, arbitration panel or governmental authority, pending or threatened, against Seller, and Seller is not aware of facts which reasonably would give rise to suits, claims, investigations or inquiries regarding the Assets.

(c) Seller has good and marketable title to the Assets to be sold hereunder, free and clear of any and all options, rights, pledges, mortgages, security interests, liens, charges, burdens, servitudes, and any other encumbrances whatsoever, except as set forth on Schedule 2.1(d) attached hereto.

(d) Seller owns all intellectual property and processes necessary for the utilization of the Assets and has taken all necessary steps to protect same. Seller is not aware of any third party having infringed upon, interfered with, conflicted with, misappropriated, or otherwise violated any of its intellectual property or process rights and will promptly notify Buyer if it becomes aware of any such infringement after the signing of this agreement. Seller has not infringed upon, interfered with, conflicted with, misappropriated or otherwise violated any intellectual property or process rights of third parties, has not receive any charge, complaint, claim, demand or notice alleging the same, knows of no basis existing for the same to occur or be asserted in the future as a result of the continued utilization of the Assets, and is not subject to any outstanding order, decree, judgment, stipulation or charge with respect to its use of any intellectual property or processes.

(e) All taxes that have become due and payable on or before the date hereof have been paid by Seller, and no tax lien for unpaid taxes exists with respect to Assets being sold hereunder.

(f) True, correct, and complete copies of the Assigned Contracts, if any, have previously been provided by Seller to Buyer and all such documents are genuine and in all respects what they purport to be. Each of the Assigned Contracts is valid and enforceable in accordance with its terms, and there are no other agreements, contracts, leases, licenses, or pricing commitments with respect to the Assigned Contracts that extend after the Closing Date. Seller is not in default in the observance or fulfillment of any material obligation, covenant, or condition contained in any of the Assigned Contracts, and no event has occurred which would constitute a default thereunder.

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(g) Neither the execution and delivery of this Agreement by Seller nor Seller’s performance of any obligation hereunder shall constitute a default of any term or provision or shall cause an acceleration of the performance required under any other agreement or document to which Seller is a party or is otherwise bound.

(h) Neither the execution and delivery of this Agreement by Seller nor Seller’s performance of any obligation hereunder will constitute a violation of any law, ordinance, ruling, regulation or order to which Seller or the Assets is subject. Seller has complied with all applicable laws and regulations of federal, state and local governments and all agencies thereof which affect the Assets, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on Seller or adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement.

(i) Seller has not engaged any broker, finder or agent in connection with the transactions which are the subject of this Agreement.

(j) No representation or warranty by Seller in this Agreement or in any exhibit, letter, or other instrument furnished or to be furnished to Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. All information of a material nature concerning the Assets or the business, operations, customers, or suppliers of Seller has been previously disclosed to Buyer in writing.

2.2 Representations and Warranties of Buyer. Buyer warrants and represents to Seller as follows:

(a) Buyer is in good standing in its state of incorporation and full power and authority to enter into and execute this Agreement

(b) The officers of Buyer are authorized to execute and deliver this Agreement and any and all documents contemplated hereby.

(c) Neither the execution and delivery of this Agreement by Buyer nor Buyer’s performance of any obligation hereunder shall constitute a default of any term or provision or shall cause an acceleration of the performance required under any other agreement or document to which Buyer is a party or is otherwise bound.

(d) Neither the execution and delivery of this Agreement by Buyer nor Buyer’s performance of any obligation hereunder will constitute a violation of any law, ordinance, ruling, regulation or order to which Buyer is subject. Buyer has complied with all applicable laws and regulations of federal, state and local governments and all agencies thereof, except where failure to so comply would not, individually or in the aggregate, have a material adverse effect on Buyer or adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

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(e) Buyer has not engaged any broker, finder or agent in connection with the transactions which are the subject of this Agreement.

2.3 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in any exhibit or other instrument hereunder are material and are being relied upon by the parties and shall survive the Closing for the period of two years from the Closing Date, except for representations regarding title, authority, and intellectual property ownership which shall survive indefinitely.

ARTICLE III.

COVENANTS

3.1 Closing. The sale and purchase of the Assets (“Closing”) provided for in this Agreement shall occur at the offices of Buyer, or by email, facsimile, or telephone, beginning at 10:00 a.m., on June 15, 2025 (the “Closing Date”) or at such other time and date as is mutually agreeable to the parties.

3.2 Maintenance of Assets. From and after the date of this Agreement and until the Closing Date, Seller shall use its best efforts to maintain the Assets as they now exist and shall take no action the effect of which would be to impair the condition, status, existence, or usability of any asset, nor shall it fail to take any action necessary to maintain or preserve the present condition, status, existence, or usability of any asset.

3.3 Representations and Warranties. Each party shall use its best efforts to prevent the occurrence of any change or event which would prevent any of its representations and warranties contained in this Agreement from being true in all material respects at and as of the Closing Date.

3.4 Exclusive Dealing. Seller agrees, for itself and each of its shareholders, directors, officers, and employees, not to directly or indirectly solicit, consider, discuss or negotiate with any party other than Buyer, before the Closing, concerning sale of any of the Assets or sale of Seller or any controlling interest of Seller, unless this Agreement is cancelled due to the mutual written agreement of the parties or is terminated because any condition to a Closing stated in this Agreement has not been satisfied or waived before the Closing.

3.5 Title Transfer. At the Closing, Seller shall perform all acts necessary to put Buyer in actual and complete possession and control of the Assets identified in Section 1.1 and, to the extent relating to such Assets or necessary for commercially reasonable use and enjoyment of such Assets, including but not limited to delivery to Buyer of such instruments of sale, assignment, transfer, and conveyance, duly executed and in form and content satisfactory to counsel for Buyer, as are necessary to vest in Buyer good and marketable title to and possession of the Assets free and clear of all liens, claims, and encumbrances, and delivery of all consents or waivers as may be required in connection with the matters identified on Schedule 2.1(b).

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3.6 Transitional Assistance. After each Closing, Seller shall provide reasonable assistance from time to time to Buyer, its employees, and agents, to facilitate a transfer of possession of tangible assets and transition of business operations and systems.

3.7 Further Assurances. Seller shall from time to time after the Closing, at the request of Buyer and without further consideration, execute and deliver such other instruments of sale, assignment, transfer or conveyance and take such other action as Buyer may reasonably request to more effectively sell, assign, transfer, or convey to and vest in Buyer good and marketable title to and possession of the Assets. Seller shall from time to time after the Closing, without further consideration, deliver to Buyer all correspondence, orders, invoices, checks (properly endorsed), payments, and other information or documents received by Seller relating to the Assets.

3.8 Indemnification. Without limiting the remedies available at law or in equity to the parties, each party shall provide indemnification as follows:

(a) By Seller. Seller agrees to indemnify and hold harmless Buyer, its shareholders, directors, officers and employees (each of the foregoing is a “Buyer Indemnitee”), from and against any and all demands, claims, causes of action, losses, damages, liabilities, and costs and expenses of any type or nature whatsoever, including but not limited to reasonable attorneys’ and accountants’ fees and expenses (each of the foregoing is a “Claim”), that are asserted against or incurred by a Buyer Indemnitee, directly or indirectly, in relation to the subject matter of this Agreement by reason of or resulting from (1) any breach of any representation or warranty, or any noncompliance with any covenant or undertaking by Seller contained in or made pursuant to this Agreement, or (2) the negligent acts or omissions of Seller, its shareholders, directors, officers, employees, contractors, or agents, in relation to the Assets, the Assets or otherwise.

(b) By Buyer. Buyer agrees to indemnify and hold harmless Seller its members, directors, officers and employees (each of the foregoing a “Seller Indemnitee”) from and against any and all Claims that are asserted against or incurred by Seller, directly or indirectly, in relation to the subject matter of this Agreement by reason of or resulting from (1) any material breach of any representation or warranty, or any material noncompliance with any covenant or undertaking by Buyer contained in or made pursuant to this Agreement, or (2) the negligent acts or omissions of a Buyer Party, provided that the total aggregate liability of Buyer under this clause shall not exceed the purchase price paid under this Agreement.

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(c) Representation, Settlement and Cooperation. If any investigation, action or other proceeding (each a “Proceeding”) is initiated against any Seller Indemnitee or Buyer Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Seller or Buyer (each an “Indemnitor”), as applicable, under this Section 3.8 on account of the Indemnitee’s involvement in the Proceeding, then the Indemnitee shall give prompt notice to the applicable Indemnitor; provided, however, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Section 3.8 but instead shall reduce those obligations by the amount of damages or increased costs and expenses attributable to the failure to give notice. Upon receipt of notice of a Proceeding for which indemnification is available under this Section 3.8, the Indemnitor shall have the right, but not the obligation, to conduct and control, through counsel of its choosing that is reasonably acceptable to the Indemnitee, any third-party Proceeding (a “Third-Party Claim”), and the Indemnitor may compromise or settle the same; provided, however, that the Indemnitor shall give the Indemnitee advance notice of any proposed compromise or settlement and the Indemnitor shall not compromise or settle any Third-Party Claim without the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) unless such compromise or settlement (x) provides for no relief other than the payment of monetary damages borne solely by the Indemnitor, (y) does not include any admission of wrongdoing or violation of Law on the part of the Indemnitee or its Affiliates and (z) includes as an unconditional term thereof the giving by the third-party claimant to the Indemnitee of a release from all Liability in respect thereof; provided, further, that the Indemnitor shall have no right to conduct or control any Third-Party Claim (i) if the Indemnitor fails to notify the Indemnitee, within thirty (30) days after the Indemnitee has given notice of the Third-Party Claim to the Indemnitor, that the Indemnitor is assuming the defense of such Third-Party Claim; (ii) unless the Indemnitor expressly agrees in writing that such Indemnitor shall be liable for all Losses related to such Third-Party Claim; (iii) if the Third-Party Claim seeks equitable relief against the Indemnitee; (iv) in the case where Seller is the Indemnitor, if the Losses claimed in connection therewith involve an amount in excess of the amount then available for indemnification with respect to such matter in light of the limitations set forth in this Section 3.8; (v) if upon the written advice of outside counsel, the Indemnitee determines in good faith that an actual conflict of interest exists which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such Proceeding; (vi) if such Third-Party Claim is brought by a Governmental Authority or alleges criminal violation of any Law; or (vii) if such Third-Party Claim involves a material customer or supplier of the Company. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

(d) Notice of Indemnification Claims. No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of the claim and the facts on which the claim is based. For purposes of this Section 3.8, notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Claims so long as, in the case of Claims instituted by third parties, the Indemnitee complies with Section 3.8(c). Indemnification shall be paid within thirty (30) days after the Indemnitor’s receipt of the notice described in this Section 3.8(d). Evidence of (a) the amount of the claims for which the Indemnitee seeks indemnification, and (b) the Indemnitor’s liability shall be in form and content reasonably satisfactory to the Indemnitor.

(e) Indemnification Threshold. Except for Claims relating to breaches of Representations and Warranties contained in this Agreement and Claims arising as a result of fraud or intentional misrepresentation, as to which the limitations of this Section 3.8(e) shall not apply, no Indemnitor shall have any indemnification obligations under Section 3.8(a) or Section 3.8(b) unless and until the claims asserted against the applicable Indemnitor exceed $10,000 in the aggregate (the “Threshold Amount”). If indemnification claims exceed the Threshold Amount, the Indemnitor shall be liable for all indemnification claims properly asserted against it, including those comprising the Threshold Amount. All other indemnification obligations shall be unlimited as to dollar amount.

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ARTICLE IV.
ADDITIONAL AGREEMENTS

4.1 Management of New Subsidiary. Joseph Ricard shall be appointed as the President of the subsidiary. The subsidiary shall be run in such a manner that its books and records can be successfully audited by Ehave’s independent auditing firm in accordance with its obligations under the Securities Exchange Act of 1934, as amended.

4.2 Funding of the Subsidiary. Ricard and Ehave shall develop a budget to deploy $1,000,000 of capital over a 12-month period. Ehave will fund the subsidiary with proceeds from a Regulation A offering (the “Offering”). Of the first $100,000 raised in the Offering, $50,000 will be allocated to the subsidiary. Thereafter, funds shall be allocated from the Offering pursuant to the agreed upon budget. Should Ehave fail to fund the subsidiary in accordance with the budget, Ehave shall have 14 days following notice from the Kilzo of its failure to fund to cure such failure. Should Ehave not cure the failure to fund, then Kilzo may terminate this Agreement by Klizo returning to Ehave the total number of shares of Preferred Stock issued pursuant to this Agreement and Klizo repaying to Ehave any amounts advanced pursuant to this section over a 12-month period. The parties shall enter into a promissory note to secure such repayment in the event that Klizo elects to terminate this Agreement pursuant to this Section 4.2.

ARTICLE V.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to be performed on the Closing Date shall be subject to the satisfaction of the following conditions on or before the Closing Date:

5.1 Assignment of Contracts. Seller shall use its best efforts to secure the assignment of Assigned Contracts that Buyer is purchasing pursuant to this Agreement. No later than the Closing Date, the parties shall identify those Assigned Contracts that are to be assigned and shall cooperate diligently and in good faith for the assignment of such contracts on a schedule that is mutually agreeable to the parties.

5.2 Representations, Warranties and Covenants. With respect to the Closing Date, the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects at and as of the applicable Closing Date as though such representations and warranties were made at and as of such date, and Seller shall have fully performed and complied with all covenants, terms and conditions to be complied with by Seller on or before the Closing Date. If any of Seller’s representations and warranties are not true and correct in all material respects at the time of closing, Buyer shall have the right to terminate this Agreement.

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5.3 Liens. There shall be no security interests, liens or other encumbrances of any type or nature against or involving the Assets other than those described on Schedule 2.1(d) hereto.

5.4 Material Adverse Effects. Nothing shall have occurred which constitutes, in the reasonable judgment of Buyer, a material adverse effect relating to the Assets, including but not limited to any significant decrease in value, functionality, or marketability of the Assets.

5.5 No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

5.6 Performance at Closing. Seller shall have performed all of its obligations and deliveries under ARTICLE III, or stand ready, willing and able to perform all of same at Closing.

ARTICLE VI.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to be performed on the Closing Date shall be subject to the satisfaction of the following conditions:

6.1 Representations, Warranties and Covenants. With respect to the Closing Date, the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date, and Buyer shall have fully performed and complied with all covenants, terms and conditions to be complied with by Buyer on or before the Closing Date.

6.2 Material Adverse Effects. Nothing shall have occurred which constitutes, in the reasonable judgment of Seller, a material adverse effect relating to the Company.

6.3 No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would prohibit or make illegal the consummation of the transactions contemplated by this Agreement.

6.4 Performance at Closing. Buyer shall have performed all of its obligations and deliveries under Article III, or stand ready, willing and able to perform all of same at Closing.

ARTICLE VII.
GENERAL

7.1 Expenses. Each party to this Agreement shall pay its own expenses (including without limitation the fees and expenses of their respective agents, representatives, counsel, and accountants) incidental to the preparation and carrying out of this Agreement.

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7.2 Confidentiality. Unless required by law or to complete the transaction or unless otherwise agreed to in advance in writing, the parties hereto shall maintain in strict confidence all negotiations and any other information about this transaction, except the fact of its occurrence. This confidentiality obligation shall survive for a period of two (2) years following the termination or completion of this Agreement, provided that the parties may disclose information to their respective accountants and professional advisors on a need-to-know basis. If for any reason the transaction contemplated by this Agreement is not consummated, then the parties agree that all negotiations and other information with respect to the transaction shall be maintained in strict confidence.

7.3 Time of the Essence. Time is of the essence of this Agreement.

7.4 Termination. This Agreement may be terminated as follows:

a. Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to Closing; or

b. Either Buyer or Seller may terminate this Agreement by written notice to the other, in the event that (i) there shall be enacted any law by a governmental authority of competent jurisdiction that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits the transactions contemplated hereby; or (ii) any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any governmental order, which is in effect as of a Closing Date, that has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting the consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

7.5 Notices. All notices hereunder shall be effective when in writing and delivered personally, by overnight air courier service, or by United States registered or certified mail, postage prepaid, to the following addresses:

If to Buyer or Company:

Ehave, Inc.

100 SE 2nd St., Suite 2000

Miami, FL 33131

Email: bkaplan@ehave.com

Attention: Benjamin Kaplan

with a copy (which shall not constitute notice) to:

Jonathan D. Leinwand, P.A.

18305 Biscayne Blvd., Suite 200

Aventura, FL 33160

Facsimile: 954.903.7856

Email: jonathan@jdlpa.com

Attention: Jonathan D. Leinwand, Esq.

If to Seller: Klizos Ventures Inc.

___________________________

___________________________

Email: joey@klizos.com

Attention: Joseph Ricard

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Delivery of notice shall be deemed to occur (i) on the date of delivery when delivered in person, (ii) one (1) business day following deposit for overnight delivery to an overnight air courier service which guarantees next day delivery, or (iii) three (3) business days following the date of deposit if mailed by United States registered or certified mail, postage prepaid. A party may change its address for notice purposes by providing notice as set forth in this Section.

7.6 Entire Agreement; Modification. This Agreement and the schedules and exhibits hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior or contemporaneous negotiations, discussions, understandings, or agreements of the parties in connection with the subject matters hereof. All schedules and exhibits hereto are hereby incorporated into and made a part of this Agreement. This Agreement may not be modified or amended unless in a written instrument signed by the parties.

7.7 Governing Law. This Agreement and all disputes arising with respect to this Agreement or the relationship between the parties shall be governed by and construed in accordance with the substantive laws of Florida without giving effect to any choice or conflict of law provision or rule.

7.8 Dispute Resolution. In the event of any dispute, claim, question, or disagreement (each a “Dispute”) arising from or relating to this Agreement or the breach thereof, the parties shall use their best efforts to settle the Dispute before resorting to legal action. To this end, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If the parties do not reach such solution within a period of thirty (30) days, or such longer period as mutually agreed in writing, then either party may seek to resolve the Dispute as set forth in Section 7.9.

7.9 Jurisdiction, Venue. Any dispute arising out of or relating to this Agreement, including the formation, interpretation, breach, or termination thereof, shall be brought in the state and federal courts located in Broward County, Florida and the parties hereby irrevocably consent to the exclusive jurisdiction of such courts in any such dispute.

7.10 Severability. In the event any provision of this Agreement is held invalid, illegal, or unenforceable, whether in whole or in part, the remaining provisions of this Agreement shall not be affected thereby and shall continue in full force and effect. If, for any reason, a court finds that any provision of this Agreement is invalid, illegal, or unenforceable as written, but that by limiting such provision it would become valid, legal, and enforceable, then such provision shall be deemed to be written and shall be construed and enforced as so limited.

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7.11 Specific Performance. Without limitation of the remedies of either party, the obligations hereunder of Sellers and of Buyer shall be subject to a decree of specific performance by any court having jurisdiction.

7.12 No Breakage Fee. If the transactions contemplated by this Agreement are not consummated due to the failure of any condition to closing that is not waived, neither party will be entitled to receive from the other a breakage fee or any other compensation, reimbursement of fees, costs or expenses, or damages of any type or nature, other than as may be set forth in this Agreement.

7.13 Ambiguities; Joint Drafting. In the event of any dispute concerning the meaning of any provision of this Agreement, each of the parties hereto agrees that they have contributed to the preparation of this Agreement directly or through their respective counsel, that they have jointly written or composed the provisions herein and that no party should be given any advantage over the other under the laws of construction of contracts based upon the authorship hereof.

7.14 Binding Effect. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors, and assigns. This Agreement shall continue in force until all the obligations, duties, and warranties as specified herein shall be fully performed and satisfied.

7.15 Headings and Captions. The title or captions of paragraphs in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement, and such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms or conditions.

7.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Asset Sale and Purchase Agreement by their duly authorized representatives as of the date first written above.

[Signatures On Next Page]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

SELLER:	KLIZO VENTURES INC.

By:
Joseph Ricard, Chief Executive Officer

BUYER:	EHAVE, INC.

By:
	Name:	Benjamin Kaplan
	Title:	Chief Executive Officer

14

Exhibit A

Assets

Subject to the terms of this Agreement, the following assets related to the AIHeadHunter platform are being transferred from Seller to Buyer at Closing (collectively, the “Acquired Assets”):

1.	AIHeadHunter Source Code
All front-end and back-end codebases, scripts, logic, and infrastructure necessary to operate the AIHeadHunter platform, including proprietary algorithms, matching logic, and supporting code libraries.

2.	Branding and Design Assets
All logos, trademarks (registered or common law), visual identity files, style guides, UI/UX assets, and any brand collateral developed for AIHeadHunter.

3.	Domain Name
Ownership and transfer of the domain name aiheadhunter.com, along with all associated DNS settings, email routing configurations, and registrar access credentials.

4.	Documentation and Technical Assets
Internal documentation including product specs, onboarding guides, technical architecture diagrams, user flow documents, pitch decks, and training material.

5.	Product Demos, Videos, and Marketing Assets
All demo recordings, marketing creatives, screenshots, and related collateral developed to support product promotion or investor communications.

6.	Platform Data and Analytics
Any anonymized or demo data sets, usage logs, and analytics configurations related to AIHeadHunter’s prototype or MVP usage, to the extent transferable and not subject to third-party restrictions.

7.	Operational Assets
Trello boards, roadmap documents, milestone trackers, internal naming conventions, and project files tied directly to the development of AIHeadHunter.

EXHIBIT B

EHAVE INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

The undersigned, Benjamin Kaplan, does hereby certify that:

A.	He is the Chief Executive Officer of Ehave Inc., a corporation incorporated under the laws of the Province of Ontario, Canada (the “Corporation”).

B.	The Corporation is authorized to issue an unlimited number of preferred shares without nominal or par value, as permitted under the Business Corporations Act (Ontario) (the “OBCA”).

C.	The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of an unlimited number of shares, without par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of an unlimited number of shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Preferred Stock.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, without par value, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Asset Purchase Agreement, dated May 23, 2025.

“Securities” means the Preferred Stock and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCID, OTCQB or OTCQX (or any successors to any of the foregoing).

“Transfer Agent” means VStock Transfer Corp, and any successor transfer agent of the Corporation.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Trading Market (or, if the Trading Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded, including the over the counter market) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., Eastern Time. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and a majority-in-interest of the Holders of the then outstanding shares of Preferred Stock. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A Convertible Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 2,700,000 (Two Million Seven Hundred Thousand) (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock is without nominal or par value and shall have a stated value equal to US$1.00, subject to increase set forth in Section 7 below (the “Stated Value”).

Section 3. Dividends. Holders of Series A Convertible Preferred Stock shall not be entitled to receive any dividends that are declared or paid on the Common Stock or any other class of stock of the Corporation.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights.

Section 5. Liquidation. Upon the occurrence of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidation”), each holder of Series A Convertible Preferred Stock then outstanding shall be entitled to receive, after payment shall be made in respect of any other series of preferred stock then in existence that is outstanding and senior to the Series A Convertible Preferred Stock, and before any payment shall be made in respect of the Common Stock, or other series of preferred stock then in existence that is outstanding and junior to the Series A Convertible Preferred Stock upon liquidation, an amount per share of Series A Convertible Preferred Stock up to the Stated Value. For purposes of this Section 5, a merger, amalgamation or consolidation involving the Corporation or sale of all or substantially all of the Corporation’s assets shall not be deemed a Liquidating Event. Thereafter, the Holders shall be entitled to receive first, out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Preferred Stock were fully converted (disregarding for such purposes any conversion limitations hereunder) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

(a) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

(b) Conversion Price. The conversion price per share for the Preferred Stock shall be equal to the average of the VWAPs of the Common Stock during the ten (10) Trading Days immediately preceding, but not including the Conversion Date subject to adjustment as set forth herein (the “Conversion Price”).

(c) Mechanics of Conversion.

(i) Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Preferred Stock which, to the extent permitted under applicable Canadian and US securities laws, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement).

(ii) Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

(iii) Obligation Absolute. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained.

(iv) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(v) Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Corporation (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons being “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) conversion of the unconverted portion of any other securities of the Corporation subject to a limitation on conversion analogous to the limitation contained herein (including, without limitation, the Preferred Stock) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

(c) Notice to the Holders.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty-one (21) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Chief Executive Officer, at such facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8 from time to time. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by email, registered mail, or sent by a nationally recognized courier service addressed to each Holder at the facsimile number, email address, or street address of such Holder appearing on the books of the Corporation, or if no such facsimile number, email address or street address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (Eastern Time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c) Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon (i) receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation, (ii) delivery of a suitable indemnity bond, and (iii) compliance with such other reasonable requirements as may be imposed by the Corporation in accordance with the OBCA.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment or obligation shall be made on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Converted or Redeemed Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Convertible Preferred Stock.

RESOLVED, FURTHER, that the Chief Executive Officer is hereby authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of the Business Corporations Act (Ontario).

IN WITNESS WHEREOF, the undersigned, being duly authorized by resolution of the Board of Directors of the Corporation, has executed this Certificate with full corporate authority and binding effect this [   ] day of [             ], 2025.

Benjamin Kaplan
Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below into shares of common stock, without nominal or par value (the “Common Stock”), of EHAVE INC., an Ontario, Canada corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Stated Value of shares of Preferred Stock to be Converted: ____________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Price: ____________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

Address for Delivery:

______________________________________________________________________________

or

DWAC Instructions:

Broker no: ________________________

Account no: _______________________

Schedule 1.1(e)

None. There are no contracts, agreements, licenses, or commitments to which Seller is a party that are being assigned to Buyer as part of this transaction.

SCHEDULE 1.3

EXCLUDED ASSETS

The following assets are specifically excluded from the sale and shall remain the sole property of Klizos Ventures Inc.:

1.	InterviewScreener.com and all associated branding, infrastructure, source code, databases, and product IP, including the Interview Screener AI resume parsing, scoring, and candidate matching technology.

2.	Klizos.com and KlizosVentures.com, including all trademarks, domains, infrastructure, and associated intellectual property not directly related to the AIHeadHunter platform.

3.	Any proprietary data aggregation engines, scraping tools, browser extensions, or backend services developed by Klizos Ventures Inc. for use across multiple platforms, including but not limited to infrastructure used in Interview Screener, ProfindAI, or other future Klizos Ventures products.

4.	All proprietary APIs, SDKs, internal design systems, deployment tools, and development frameworks created by Klizos Ventures for internal or multi-product use.

5.	Any third-party libraries or tools used under open-source or commercial licenses, which are not transferrable or sublicensable under the terms of their respective license agreements.

6.	All employee, contractor, and third-party service agreements held by Klizos Ventures Inc. and not explicitly transferred by mutual written agreement.

7.	Any existing or future intellectual property owned, developed, or maintained by Klizos Ventures Inc. that is not specifically listed in Exhibit A.

For the avoidance of doubt, any shared infrastructure, software components, or utilities used in both AIHeadHunter and other platforms shall be considered retained by Klizos Ventures Inc. Buyer shall receive a limited, non-exclusive, royalty-free license to use such components solely in connection with AIHeadHunter, as described in Section 1.4 of this Agreement. Nothing in this Agreement shall limit Seller’s right to use, relicense, or further develop such excluded assets.

Schedule 1.4

Licensed Items

Certain components integrated into the AIHeadHunter platform, including underlying infrastructure, data scraping tools, Chrome extensions, and backend modules, originate from proprietary frameworks developed by Klizos Ventures. These are provided to Buyer on a non-exclusive, perpetual, royalty-free license basis solely for use within the AIHeadHunter platform. All rights to use, reproduce, and further develop these shared components for other applications or platforms are retained by Seller per Section 1.4.

Schedule 2.1(b)

REQUIRED CONSENTS OR WAIVERS

None. No consents, approvals, or waivers from any third party are required in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated herein.

Schedule 2.1(d)

LIENS AND ENCUMBRANCES

None. The Acquired Assets are owned outright by Klizos Ventures Inc. and are free and clear of all liens, claims, encumbrances, pledges, security interests, or other third-party rights.